AMC Networks Commences Tender Offer for
Any and All Senior Notes due 2025

New York, NY (March 25, 2024) – AMC Networks Inc. (Nasdaq: AMCX) (the “Company”) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding 4.75% Senior Notes due 2025 (the “Notes”).

The terms and conditions of the Offer are described in an Offer to Purchase, dated March 25, 2024 (the “Offer to Purchase”). The Company intends to fund the Offer, including accrued interest and fees and expenses payable in connection with the Offer, with the net proceeds from its concurrently launched offering of senior secured notes and cash on hand or other immediately available funds.

The following table sets forth certain terms of the Offer:

			Dollars per $1,000 Principal Amount of Notes
Title of Notes	CUSIP Number / ISIN	Aggregate Principal Amount Outstanding(1)	Tender Offer Consideration(2)	Early Tender Premium	Total Consideration(2)(3)
4.75% Senior Notes due 2025	00164VAE3 / US00164VAE39	$774,729,000	$970	$30	$1,000
(1) As of the date of the Offer to Purchase.
(2) Holders will also receive accrued and unpaid interest from the last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable.
(3) Includes the Early Tender Premium.

Substantially concurrently with commencement of the Offer, the Company is issuing a conditional notice of redemption to holders of the Notes to redeem any and all Notes that remain outstanding after completion of the Offer at a price of 100.000% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

The Offer will expire at 5:00 p.m., New York City time, on April 22, 2024, unless extended or earlier terminated by the Company (such date and time, as it may be extended, the “Expiration Date”). No tenders submitted after the Expiration Date will be valid.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on April 5, 2024 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Offer will receive the Total Consideration, which includes the early tender premium set forth in the table above (the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the Tender Offer Consideration set forth in the table above (the “Tender Offer Consideration”), which is the Total Consideration less the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Offer will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to the Notes to, but not including, the applicable Settlement Date (as defined below).

Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on April 5, 2024, unless extended by the Company (such date and time, as it may be extended, the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but prior to the Expiration Date, may not withdraw their tendered Notes unless withdrawal rights are otherwise required by applicable law.

Payment for any Notes validly tendered at or prior to the Early Tender Date will be made on the settlement date that is expected to be the second business day following the Early Tender Date, or as promptly as practicable thereafter (the “Early Settlement Date”). Payment for any Notes validly tendered after the Early Tender Date and at or prior to the Expiration Date will be made on the settlement date that is expected to be the business day following the Expiration Date, or as promptly as practicable thereafter (the “Final Settlement Date”). The Early Settlement Date and the Final Settlement Date will subject to all conditions to the Offer having been satisfied or waived by us, and assuming we accept for purchase Notes validly tendered pursuant to the Offer.

The consummation of the Offer is not conditioned upon any minimum amount of Notes being tendered. However, the Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Company having raised net proceeds from its concurrently commenced offering of $700,000,000 in aggregate principal amount of its senior secured notes due 2029, which, together with cash on hand or other immediately available funds, are sufficient to fund the purchase of the Notes validly tendered and accepted for purchase in the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities, nor shall it constitute a notice of redemption with respect to the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

The lead dealer manager for the Offer is BofA Securities, Inc. and the co-dealer managers for the Offer are J.P. Morgan Securities LLC and Citigroup Global Markets Inc. Any questions regarding the terms of the Offer should be directed to BofA Securities, Inc. at (toll-free) (888) 292-0070 or (980) 388-3646. Any questions regarding procedures for tendering Notes and requests for documents should be directed to the Information Agent for the Offer, D.F. King & Co., Inc., toll-free at (800) 967-4617 (banks and brokers call (212) 269-5550).

About AMC Networks Inc.

AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (operated through a joint venture with BBC Studios, which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and WE tv; and film distribution labels IFC Films and RLJE Films. The company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the terms and timing of the Offer, the redemption of any Notes that remain outstanding after completion of the Offer and the Company’s offering of senior secured notes. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

Investor Relations Corporate Communications
Nicholas Seibert Georgia Juvelis
nicholas.seibert@amcnetworks.com georgia.juvelis@amcnetworks.com
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